Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated June 30, 2014
Registration No. 333-191580

POWER T O P R OFIT July 2014

FORWARD LOOKING STATEMENTS

AMERICAN DG ENERGY

We have made statements in this presentation that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements concern our operations, economic performance, financial condition, goals, beliefs, future growth strategies, investments objectives, plans and current expectations. Any statements in this presentation that are not statements of historical fact are forward-looking statements (including, but not limited to, statements regarding our future financial performance, our estimated 2013 revenue, statements concerning scaling our business, expected revenue leverage, the characteristics and growth of markets and customers, our objectives and plans for future operations, technology developments and products and our expected liquidity and capital resources).

We have based these forward-looking statements on our current expectations and projections about future events at the time of such statements. Although we believe that the expectations underlying our forward-looking statements are reasonable, these expectations may prove to be incorrect, and all of these statements are subject to risks and uncertainties. Therefore, you should not place undue reliance on our forward-looking statements. You should pay particular attention to the risk factors that are included in our SEC filings. We believe these risks and uncertainties could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as required by law, we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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FREE WRITING PROSPECTUS STATEMENT 3 The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at wwww.sec.gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you contact Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18 Floor, New York, NY 10019, telephone 212 - 813 - 1010, email: prospectus@aegiscap.com

OFFERING SUMMARY 4 Issuer American DG Energy Inc. Exchange / Listing NYSE MKT / ADGE Offering Size Approximately $20,000,000 of Common Stock (100% Primary) Over - Allotment 15% (100% Primary) Use of Proceeds Working capital purposes in connection with the development & installation of current and new energy systems; general corporate purposes Sole Book - Runner Aegis Capital Corp. Co - Manager MLV & Co.

AMERICAN DG ENERGY OVERVIEW

American DG Energy Inc. (NYSE MKT:ADGE) owns and operates clean, on-site efficient energy systems that produce electricity, hot water, heat and cooling for commercial applications

- These systems save building operators money on their energy, heating and cooling needs

Once installed, ADGE sells 100% of the energy systems' production to the customer at a guaranteed discount to retail utility prices (typically ~10%) on a long term contract basis (15-30 yrs)

- Systems include: Combined Heat and Power (CHP), Chillers, Boilers and Heat Pumps
- ADGE installs and operates the energy systems on-site so the customer doesn't have to bear the initial equipment or maintenance capital expenditures
- ADGE's systems are cleaner and more energy efficient than legacy systems and utility based power so they can offer lower prices to the customer

Target customers include health care facilities, hotels, recreational facilities, multi-family housing and education





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LEADERSHIP 6 Board of Directors ▪ Charles T. Maxwell, Chairman of the Board, former S enior Energy Analyst with Weeden & Co ▪ John H atsopoulos, CEO, Co - founder of Thermo Electron Corporation, CEO of Tecogen (Nasdaq: TGEN) ▪ John Rowe, Chairman Emeritus of Exelon Corporation (NYSE: EXC) ▪ Deanna M. Peterson, Vice President of Business Development for Shire HGT (a business unit of Shire plc LSE: SHP) ▪ Francis A. Mlynarczyk, Jr., CEO and Founding Member of Scarsdale Equities LLC ▪ Christine M. Klaskin, Vice President, Finance of Agenus Inc. (Nasdaq: AGEN) ▪ Joan Giacinti, CEO and founder of Sofratesa Group Key Management ▪ John Hatsopoulos, CEO ▪ Barry Sanders, President and COO ▪ Paul Hamblyn, Managing Director, EuroSite Power ▪ Gabriel Parmese, CFO Strategic Contributor ▪ George Hatsopoulos, Chairman Emeritus and Technical Advisor

MARKET FORCES – CONFLUENCE OF FACTORS 7 Carbon Curtailment ▪ Transitioned into mainstream d iscussion ▪ Impact on policy is significant ▪ California Senate Bill 1368 ( Emission Performance Standards) ▪ US Adminstration plans announced to cut carbon ▪ UK carbon credits Pollution ▪ Significant CO, NOx & SOx reduction ▪ Obama Plan – end fossil fuel tax breaks and invest in fuels of the future ▪ China – State plan to reduce pollution 40%; environmental protection laws Technology ▪ Select best fit energy systems; not locked into one supplier ▪ Secured proprietary rights to Tecogen technology for energy sales ▪ Efficient & clean

MARKET FORCES – CONFLUENCE OF FACTORS 8 Natural Gas ▪ Abundant supply from new sources ▪ Current low cost with future expectations to be the same ▪ Preferred fuel/low c arbon c ontent Electric Power Grid Vulnerability ▪ Exposed by natural disasters ▪ Prolonged & widespread outage ▪ Security h ighly v alued Energy Cost ▪ Rising electricity rates ▪ Growing economy & increasing demand; energy efficiency investment to total $8 trillion by 2035 (IEA est.) ▪ Environmental regulation increasing operating costs

INVESTMENT HIGHLIGHTS ADGE provides capital avoidance and immediately lower electricity costs (10%) to its customers ▪ Contract model creates recurring revenue stream as customers enter into 15 - 30 year power purchase agreements (PPAs) with ADGE Attractive returns on investment ▪ ADGE targets an IRR of at least 20% for each project Robust Pipeline ▪ $328mm of potential revenue from existing pipeline (all signed energy agreements carried to term) Environmental Distinctions ▪ Special recognition by U.S. Environmental Protection Agency ▪ Department of Energy EPA Energy Star Award for greenhouse gas reduction ▪ LEED Green Rating, which assigns Energy and Atmosphere Credits Sizeable U.S. market opportunity (~$19bn) ▪ Recent technology advances, aging grid infrastructure and escalating energy costs in conjunction with favorable legislation have further increased the attractiveness of ADGE’s energy efficiency offerings ▪ Potential 163,000 sites in the U.S that meet ADGE’s criteria (~ $12bn electricity market opportunity and ~$7bn opportunity for heating / hot water)* European market opportunity is robust as well (~$1.5bn) ▪ High (and rising) energy prices ▪ Greater focus on “green” power generation Cooling market opportunity is underappreciated ▪ ADGE’s gas powered water chillers are more efficient, have smaller footprints and use less expensive and cleaner natural gas than competing absorption or conventional electric chillers. ▪ ADGE will be able to capture this untapped market as it expands beyond the Northeast region 9 * ADGE estimate from 10K based on 163,000 eligible sites totaling $11.7 billion in annual electricity plus $7.3 billion in he at and hot water

CUSTOMER VALUE PROPOSITION

ADGE offers its clients an attractive set of cost-effective solutions

No initial costs

- No cost alternative to purchasing necessary energy equipment
- No capital, budget or financing required

Long-term financial benefits

- Guaranteed lower energy costs – typically 10% discount to utility rates
- Immediate positive cash flow and increased net income
- No operating costs; pay only for energy used

Operating benefits

- No maintenance, staffing, or other operational responsibilities, allowing customers to focus on their core businesses
- 24/7 remotely monitor and control systems, databases and other operations
- Back-up power for blackouts, energy shortages and grid vulnerability (energy security)
- Extended boiler/mechanical plant life and lower maintenance costs
- Grid electricity remains available, ADGE typically replaces 40-50% of the customers electricity needs and 70-80% of their thermal needs

Environmentally friendly

- Low carbon technology delivers green, sustainable solutions
- Low emissions technology provides pollution reduction to surpass government regulations

ENERGY CONSUMPTION
American DG Energy System vs. Utility + Boiler



<
+
~48% more energy usage
for equal energy output

CO2 OUTPUT COMPARISON
for a 300-Room Property



Tons CO_2
34,600
16,600
Utility + Boiler
American DG Energy

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TARGET MARKET

Geographic Focus	▪ North America ▪ Europe *(through EuroSite Power, our majority owned subsidiary)*
Target Facilities	▪ Hotels ▪ Healthcare facilities, nursing care and hospitals ▪ Large multi-family residential ▪ Other commercial real estate
Sales Strategy	▪ Property owners and "C"- level ▪ Direct, agents and representatives
Incentives Available to ADGE	▪ Federal, State and utility rebates ▪ Special fuel pricing ▪ Carbon reduction payments


HOTEL
Hospital

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TECHNOLOGY RANGE

AMERICAN DG ENERGY

The Company's product offerings include an array of efficient, clean and innovative energy systems for electricity, hot water, heating and cooling.

Combined Heat and Power (CHP)	▪ Generates electricity, heat and hot water ▪ Back-up power ▪ Low emissions and low carbon ▪ 15 kW – 1MW
Chillers	▪ Generates chilled water for cooling applications ▪ Electric & Gas ▪ 50 – 2,000 Tons
Hot Water & Heat	▪ Heat pumps ▪ Highly efficient boilers ▪ Conversions from oil & steam
Advanced Emissions Systems	▪ Low emissions and low carbon ▪ Develop new markets


AMERICAN
DG ENERGY







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INSTALLED OPERATING SYSTEMS 13 Proceeds from this offering will allow us to significantly increase our installed operating system base ▪ $328M of potential revenue from existing operating systems and pipeline (all signed energy agreements carried to term) ▪ As of June 01, 2014, operating 124 systems plus an additional 35 systems to be installed End of First Quarter 2014 2013 Increase Installed Operating Systems 119 98 21.4% First Quarter Revenue $2,527,800 $2,059,312 22.8%

CASE STUDY – ADGE IRR

AMERICAN DG ENERGY

ADGE aims for a >20% IRR on each of its client transactions

Equipment	150 kW CHP System
Initial ADGE Investment	$345,000
Yearly Revenue	$284,000
Term of Customer Contract	15 Years
Revenue (over 15 Years)	$4,908,000
Gross Margins	$84,000
Gross Margins *(over 15 Years)*	$1,456,000
ADGE Payback	4 Years
ADGE IRR	23%

Would have previously cost customer $316,000 in energy from utility – client saves $32,000 (or ~10% annually for next 15 years)

Creates 15 Years of **Recurring Revenue**

Initial Investment of $345,000 / Gross Margins of $84,000

ADGE achieves goal of >20% IRR

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FU T U R E GROWTH 15 ADGE is focused on the following: Execute on backlog of business ▪ Currently processing orders ▪ Expand services to existing customers Penetrate larger real estate organizations in North America ▪ Operators of large commercial real estate holdings ▪ REITs / Healthcare Chains / Hospitality / Fitness and Entertainment / Institutions Capitalize on expanding use of low carbon and low emissions technology ▪ Changing global environmental and political landscape increases the need for low emission and low pollution solutions worldwide ▪ ADGE addresses increasing global regulatory focus on pollution control (e.g. SO 2 and NO X ) and greenhouse gas emissions in a way that is economically valuable to customers ▪ California becoming more stringent on emissions; U.S. EPA focusing on base load coal power generation and China addressing its air quality Continue European expansion ▪ Focus on larger property holders and NHS

AMERICAN DG ENERGY IN ACTION 16

REPRESENTATIVE CASE STUDY: DORAL ARROWWOOD HOTEL CONFERENCE CENTER 17 Project Summary ▪ 375 kW CHP ▪ 450 Ton chiller ▪ On - Site Utility: Discounted electricity, heat and hot water ▪ Thermal Use: Space heat, pool heat and domestic hot water ▪ Term: 15 years ▪ Installation Location: Outdoors ▪ Location: New York Customer Goals ▪ Reduce energy costs ▪ Green energy ▪ Investment: $0

REPRESENTATIVE CASE STUDY: NORTH HILL LUXURY RETIREMENT COMMUNITY 18 Project Summary ▪ 75 kW CHP ▪ On - Site Utility: Discounted electricity, heat and hot water ▪ Thermal Use: Space heat, domestic hot water, commercial laundry, kitchen ▪ Term: 15 years ▪ Installation Location: Plant room ▪ Location: Massachusetts Customer Goals ▪ Extend boiler life ▪ Reduce energy costs ▪ Reduce Carbon emissions ▪ Investment: $0

REVENUE BY ENERG Y & MARKET SEGMENTS 19 Market Segment (2013) Energy Type (2013) Electricity 51% Thermal 38% Cooling 11% Housing 23% Healthcare 22% Fitness 20% Hospitality 17% Education 12% Other 6%

REVENUE S & ENER GY PR O DUCED 20 Rev enue s (FY 2010 – 1Q14 ) $5.6 $6.0 $5.7 $7.5 $2.5 $- $1.0 $2.0 $3.0 $4.0 $5.0 $6.0 $7.0 $8.0 2010 2011 2012 2013 1Q14 Millions Energy (FY 2010 – 1Q14 ) 61.1 71.4 73.9 99.4 30.2 0 20 40 60 80 100 120 2010 2011 2012 2013 1Q14 Millions kWh

CAPITALIZATION & OWNERSHIP 21 Current Shares Issued and Outstanding Common Shares Issued and Outstanding 49,817,920 Warrants (1) 507,500 Options Outstanding (2) 2,386,500 Convertible Debenture (3) 9,194,313 Fully Diluted Common Shares 61,906,233 (1) Warrants have a weighted average exercise price of $3.25, 500K expire 12/14/15 and 7.5K expire 1/15/16 (2) Options have a weighted average exercise price of $1.49 (3) Convertible debenture assumes conversion at $2.11 per share Key Stockholders: Name of Shareholder Number of Shares Beneficially Owned % of Shares Beneficially Owned John N. Hatsopoulos 10,092,077 19.8% RBC cees Nominees Limited 9,450,566 16.3% George N. Hatsopoulos 6,766,786 13.6% Nettlestone Enterprises Limited 3,548,140 7.1% In Holdings Corp . 3,240,753 6.5% Frost Gamma Investment Trust 2,628,334 5.3% Charles Maxwell 1,244,339 2.5% (*) the above information is further explained in ADGE’s DEF 14A filing from 2014 - 04 - 30

POWER TO PROFIT

Corporate Headquarters

45 First Avenue, Waltham, MA 02451

Contact Phones: 781-522-6000 | 877-292-2343

Fax: 781-522-6050

info@americandg.com | www.americandg.com

Facebook.com/AmericanDGEnergy

Twittercom/AmericanDG

AMERICAN DG ENERGY

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APPENDIX 23

IMPROVING ENERGY EFFICIENCY

ADGE owns and operates CHP systems that are significantly more efficient than other methods of energy production – including the traditional electric grid and on-site boilers.

Traditional Energy & Hot Water Set Up (Commercial)	*ADGE Energy & Hot Water Set-Up (Commercial)*

Electric Grid (33% Efficient)





Boiler (67% Efficient)

- Cleaner
- High-efficiency
- Cost effective
- Independent grid and energy security



Commercial Customer


AMERICAN
DG ENERGY

ADGE CHP Systems
88% Efficient

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CHP – HOW DOES IT WORK?

Combined heat and power generation ("CHP") systems are highly efficient units that provide lower electricity and heating expenditures for customers from the production of electricity and simultaneous output of hot water and heat.

- A single energy source *(natural gas)* is used to run an engine that creates electricity + *thermal energy*
  - Thermal energy is harnessed and processed to deliver hot water + space heat

- Typically provides 40-50% of electricity needs of a building – *(site continues to be able to access electricity from the grid)*
- Typically provides 70-80% of thermal needs of a building – (*hot water, space heating, laundry, pool heating)*



Input
Fuel
(natural gas)
Exhaust
Gases
F
A
Gas
Fuel
Air Intake
Hot Water
Output
B
E
F
D
F
C
Electrical
Output
TecoDrive Engine
Generator
Outputs
Heat
Hot Water
Electricity

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PCS Power Conditioning System TecoNet Control System 3 Phase AC Power Variable Frequency Neutral AC Power 480/3/60 PF = 1.0 * Neutral Generator/PCS Cooling Engine Heat Recovery Exhaust Heat Exchanger Catalytic Converter Natural Gas Exhaust Engine PMG Engine Coolant Pump Gen/PCS Pump 26 INVERTER TECHNOLOGY ▪ CHP with inverter ▪ Provides convenience back - up power ▪ Designed for world market 26

27 27 ▪ Advanced heating systems for commercial and industrial applications ▪ Efficiency = 485,000/238,000 = 204% Heat Exchanger Condenser Compressor Engine Hot Water Evaporator Coil Natural Gas IN OUT IN 238,000 Btu/hr 485,000 Btu/hr Efficiency = 204% HIGH EFFICIENCY HEAT PUMP – NATURAL GAS 27

ADVANCED EMISSIONS SYSTEMS

ADGE deploys technology that is not only energy efficient, but also *reduces harmful emissions*.

- A CHP system operating at 150kW and 6,000 running hours/year can reduce CO^2 emissions by 607 tons/year

The equivalent of removing 115 cars off the road or replanting 451 acres of trees.[(1)]







Combustion Energy System Emissions
Emissions (ppm@15% O2)
30
25
20
15
10
5
0
CARB CHP CO Standard
CARB CHP NOx Standard
CHP Systems owned by ADGE emit significantly less Carbon Monoxide and Mono-Nitrogen Oxides than other leading systems
Engine
Bloomenergy® ES-5700
Pure Cell® Model 400
Tecogen Ultra
NOx
CO

(1) *EPA - http://www.epa.gov/cleanenergy/energy-resources/calculator.html*

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CUSTOMER CONCENTRATION


Maine
Vermont
New Hampshire
New York
Massachusetts
Connecticut
Pennsylvania
New Jersey
Maryland
Delaware
Philadelphia
Washington
Rochester
Albany
Springfield
New Haven
Allentown
Kingston
Bangor


Scotland
United Kingdom
Northern Ireland
Ireland
Isle of Man
Wales
England
Aberdeen
Edinburgh
Dublin
Cork
Liverpool
Leeds
Sheffield
Derby
Cardiff
Bristol
Brighton
Portsmouth

Operating	124
Backlog	35
Total	159

$325M in Revenue Pipeline

- Estimated potential revenue value of all signed energy agreements, assuming all carried out to full term (both operating and backlog)

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EUROPEAN OPERATIONS

AMERICAN DG ENERGY

The Company has identified attractive opportunities in Europe and has expanded its business model via its majority owned subsidiary, EuroSite Power Inc. (OTCQB:EUSP).

EuroSite POWER

- Lack of competition in target customer segments including hotel, healthcare and multi-tenant residential.
  - Competitors are pursuing much larger kW size / buildings
  - Competitors have provided poor customer service - focused on selling equipment and not service
- Profit market with high, rising energy prices
- Carbon incentives create additional revenue
- ADGE conducted a feasibility study of the European market.
  - Commercial applications provide the most attractive returns
  - Large urban market with high density buildings and strong gas infrastructure
  - Market size estimates (U.K., Spain and Belgium): ~$900 million annual electricity market and $600 million heat and hot water energy market for our target customer segments



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